BMC Stock Holdings, Inc. Announces Record Results for its 2018
Fourth Quarter and Full Year

Raleigh, NC - February 28, 2019 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products, services and innovative solutions in the U.S. residential construction market, today announced record results for the fourth quarter and full year ended December 31, 2018. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

Fourth Quarter 2018 Highlights, Compared to the Prior Year Period

•	Net sales of $859.5 million, an increase of 2.2%

•	Gross profit as a percent of sales (“gross margin”) of 26.7%, an increase of 340 basis points

•	Net income of $28.1 million, an increase of $10.5 million, or 59.4%

•	Adjusted EBITDA (non-GAAP) of $65.5 million, an increase of $17.9 million, or 37.7%

•	Adjusted EBITDA margin (non-GAAP) of 7.6%, an increase of 190 basis points

•	Diluted earnings per share of $0.41, an increase of $0.15 per share

•	Adjusted net income per diluted share (non-GAAP) of $0.48, an increase of $0.25 per share

•	Cash provided by operating activities of $99.4 million, an increase of $53.6 million

Full Year 2018 Highlights, Compared to Full Year 2017

•	Net sales of $3.7 billion, an increase of 9.4%

•	19.0% sales growth in Structural Components, driven in part by Ready-Frame® sales, which increased $62.3 million to $233.5 million

•	Net income of $119.7 million, an increase of $62.3 million, or 108.5%

•	Adjusted EBITDA (non-GAAP) of $265.9 million, an increase of $65.9 million, or 32.9%

•	Adjusted EBITDA margin (non-GAAP) of 7.2%, an increase of 130 basis points

•	Diluted earnings per share of $1.77, an increase of $0.92 per share

•	Adjusted net income per diluted share (non-GAAP) of $1.99, an increase of $0.97 per share

•	Cash provided by operating activities of $210.0 million, an increase of $116.1 million

“2018 marked a year of record results in which our team accelerated momentum across all areas of our business,” said Dave Flitman, President and CEO of BMC. “We drove net income, diluted earnings per share, adjusted net income per diluted share and adjusted EBITDA significantly higher on a year-over-year basis while we expanded Adjusted EBITDA margin 130 basis points to 7.2%. In addition, we delivered valuable improvements in both safety and customer service. Our team launched a first-of-its-kind innovation in truss manufacturing and announced the planned addition of more of these automated truss lines in the coming months. I’d like to take this opportunity to thank all of our employees for their hard work that resulted in such remarkable performance in 2018.”
Jim Major, Executive Vice President and CFO of BMC, added, “I would like to add my congratulations to the BMC team for delivering a very strong level of performance for 2018. In particular, our sales and sourcing teams did an outstanding job navigating a volatile commodity environment, including a sharp correction in the second half of the year. During the fourth quarter, we realized an extraordinary improvement in gross margins of over 500 basis points within our lumber and lumber sheet goods and structural components categories, which resulted from a significant decline in the cost of lumber and lumber sheet goods after hitting multi-year highs in June.”
Flitman continued, “As we entered 2019, we continued to drive our objective to pursue strategic expansions. We began the year by significantly improving our position in the Charlotte, North Carolina market with the acquisitions of Barefoot & Company and Locust Lumber. We were pleased to complete these transactions, and we will continue to look for opportunities to enhance our customer mix, bolster our capabilities and/or capacity in value-added products and improve our presence in key markets. Looking ahead to the remainder of this year, I am confident in our ability to build upon our success in 2018. We will continue our focus on delivering superior levels of customer service and the utilization of what we believe are industry-leading eBusiness tools to more effectively serve the needs of builders and contractors.”

Fourth Quarter and Full Year 2018 Summary of Financial Results
During the three and twelve months ended December 31, 2018, the Company generated solid operating results as reflected below.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017
Net sales	$859,521	$840,881	$3,682,448	$3,365,968

Net income and EPS
Net income (GAAP)	28,116	17,642	119,738	57,425
Diluted earnings per share (GAAP)	0.41	0.26	1.77	0.85
Adjusted net income (non-GAAP)	32,305	15,334	134,748	68,989
Adjusted net income per diluted share (non-GAAP)	0.48	0.23	1.99	1.02

Adjusted EBITDA (non-GAAP)	65,502	47,566	265,879	200,003
Adjusted EBITDA margin (non-GAAP)	7.6%	5.7%	7.2%	5.9%

Net cash provided by operating activities	99,387	45,754	210,025	93,934

Fourth Quarter 2018 Financial Results Compared to Prior Year Period

•
Net sales increased 2.2% to $859.5 million. The Company estimates that net sales increased 1.6% from an additional selling day versus the same period a year ago, 1.9% from the acquisition of Shone Lumber and 0.6% from other organic growth, partially offset by a decrease of 1.0% from lumber and lumber sheet goods commodity price deflation and 0.9% from the disposition of the Coleman Floor business on November 1, 2018. The Company also estimates that net sales to single-family homebuilders increased 1.2%, net sales to remodeling contractors decreased 1.1% and net sales to multi-family, commercial and other contractors increased 12.2%.  Net sales of Ready-Frame® were $58.2 million, an increase of 29.9%.

•
Gross profit increased 16.9% to $229.2 million. Gross margin was 26.7%, compared to 23.3% for the fourth quarter of 2017. Gross margin for the fourth quarter of 2018 reflects an approximate 630 basis point increase in gross margin within the lumber and lumber sheet goods product category and an approximate 550 basis point increase in gross margin within the structural components product category, as compared to the prior year.

•
Selling, general and administrative expenses increased $19.4 million to $174.0 million. Approximately $8.0 million of this increase related to variable compensation such as salesperson commissions, stock-based compensation and profit-based incentives, $3.9 million of the increase related to other increases in employee compensation, benefits and other employee-related costs, $3.5 million related to selling, general and administrative expenses at recently acquired businesses, $2.0 million related to a gain on the sale of property in the prior year and $0.5 million related to increased diesel fuel costs. Selling, general and administrative expenses as a percent of net sales were 20.2%, compared to 18.4% for the fourth quarter of 2017.

•	Depreciation expense, including the portion reported within cost of sales, decreased to $13.1 million, compared to $13.2 million in the fourth quarter of 2017.

•	Amortization expense was $3.8 million, compared to $4.1 million in the fourth quarter of 2017. This decrease related to intangible assets that became fully amortized.

•	Interest expense was $6.1 million in both periods.

•
Other income, net was $2.8 million, compared to $3.3 million in the fourth quarter of 2017. This decrease resulted from the final settlement of insurance claims related to a 2015 fire at one of the Company’s facilities, which was recognized during the fourth quarter of 2017, partially offset by an increase in state and local tax incentives and interest income.

•
Net income increased $10.5 million to $28.1 million, or $0.41 per diluted share, as compared to $17.6 million, or $0.26 per diluted share, in the 2017 period, and included a $0.2 million benefit from the 2017 Tax Act. The fourth quarter of 2017 included a benefit to net income of $3.6 million related to the 2017 Tax Act.

•	Adjusted net income (non-GAAP) increased to $32.3 million, or $0.48 per diluted share, compared to Adjusted net income of $15.3 million, or $0.23 per diluted share, in the fourth quarter of 2017.

•	Adjusted EBITDA (non-GAAP) was $65.5 million, an increase of $17.9 million.

•	Adjusted EBITDA margin (non-GAAP) expanded 190 basis points to 7.6%.

•	Cash provided by operating activities of $99.4 million, an increase of $53.6 million, primarily due to higher net income.

Full Year 2018 Financial Results Compared to Full Year 2017

•
Net sales increased 9.4% to $3.7 billion. The Company estimates that net sales increased 5.0% from lumber and lumber sheet goods commodity price inflation, 1.9% from other organic growth, 2.1% from recent acquisitions, net of the disposition of the Coleman Floor business and 0.4% from an additional selling day versus the prior year. Net sales of Ready-Frame® were $233.5 million, an increase of 36.4%.

•
Gross profit increased 14.3% to $909.2 million. Gross margin was 24.7%, as compared to 23.6% for full year 2017. Gross margin for full year 2018 reflects an approximately 230 basis point increase in gross margin within the lumber and lumber sheet goods product category, as compared to the prior year.

•
Selling, general and administrative expenses increased $60.7 million to $680.3 million. Approximately $25.3 million of this increase related to variable compensation such as salesperson commissions, stock-based compensation and profit-based incentives, $12.8 million of the increase related to other increases in employee compensation, benefits and other employee-related costs, $14.9 million of the increase related to selling, general and administrative expenses at recently acquired businesses and $2.8 million related to increased diesel fuel costs. Selling, general and administrative expenses as a percent of net sales were 18.5%, as compared to 18.4% in 2017.

•
Depreciation expense, including the portion reported within cost of sales, declined to $50.4 million, as compared to $53.2 million in 2017. The decrease resulted from certain fixed assets that became fully depreciated in 2017, partially offset by the depreciation of replacements and additions of delivery fleet, material handling equipment and operating equipment.

•	Amortization expense was $15.0 million, as compared to $16.0 million in 2017. The decrease in amortization expense for full year 2018 related to intangible assets that became fully amortized.

•	Interest expense decreased to $24.0 million, compared to $25.0 million in 2017.

•	Net income increased $62.3 million to $119.7 million.

•	Adjusted EBITDA (non-GAAP) was $265.9 million, an increase of $65.9 million.

•	Adjusted EBITDA margin (non-GAAP) expanded 130 basis points to 7.2%.

•	Cash provided by operating activities of $210.0 million, an increase of $116.1 million, primarily due to higher net income.

Liquidity and Capital Resources
Total liquidity as of December 31, 2018 was approximately $460.2 million, which included cash and cash equivalents of $150.7 million and $309.5 million of borrowing availability under the Company’s asset-backed revolver. Capital expenditures during the fourth quarter and full year 2018 totaled $12.5 million and $55.2 million, respectively. These expenditures were primarily used to fund purchases of vehicles and equipment to support increased sales volume and replace aged assets, and facility, innovation and technology investments to support our operations.

2018 Disposition and 2019 Acquisitions
On November 1, 2018, the Company completed the sale of substantially all of the assets and certain liabilities of its non-core Coleman Floor business. For the year ended December 31, 2018, the net sales of Coleman Floor represented approximately 1% of the Company’s net sales.
On January 14, 2019 and February 8, 2019, respectively, the Company completed the acquisitions of Barefoot & Company and Locust Lumber, both in Charlotte, NC. Together, these businesses generated approximately $105 million in 2018 net sales. The addition of these two businesses makes BMC one of the top players in the building products and solutions space in the Charlotte market.

Stock Repurchase Authorization
On November 26, 2018, the Company announced that its board of directors authorized a $75.0 million share repurchase program. Since inception, the Company has repurchased a total of 0.9 million shares under this program at an average price of $16.63 per share, including 0.2 million shares that were repurchased at an average price of $15.91 in the fourth quarter of 2018.

Conference Call Information
BMC will host a conference call on Thursday February 28, 2019 at 8:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. Prior to the call, an earnings release presentation will be posted on the Company’s investor relations website - ir.buildwithbmc.com - in the “Events and Presentations” tab under the heading “Presentation Archive.” The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13686769. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on March 7, 2019. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of such non-GAAP financial measures to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this document under “Reconciliation of GAAP to Non-GAAP Measures.”

About BMC Stock Holdings, Inc.
With $3.7 billion in 2018 net sales, BMC is a leading provider of diversified building products, services and innovative solutions to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Raleigh, North Carolina, the Company’s comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 19 states, principally in the South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC's control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	fluctuation of commodity prices and prices of our products as a result of national and international economic and other conditions;

•	the impact of potential changes in our customer or product sales mix;

•	our concentration of business in the Texas, California and Georgia markets;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability and positive cash flows;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact of long-term non-cancelable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations, market conditions or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of health and safety laws and regulations;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	our exposure to losses if our insurance coverage is insufficient;

•	our ability to operate on multiple Enterprise Resource Planning (“ERP”) information systems and convert multiple systems to a single system;

•	the impact of our indebtedness;

•	the impact of the various financial covenants in our secured credit agreement and senior secured notes indenture; and

•	other factors discussed or referred to in the “Risk Factors” section of BMC’s most recent Annual Report on Form 10-K to be filed with the SEC on February 28, 2019.
All such factors are difficult to predict and are beyond BMC’s control. All forward-looking statements attributable to BMC or persons acting on BMC’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
(in thousands, except per share amounts)
Net sales
Building products	$654,820	$641,531	$2,856,683	$2,561,454
Construction services	204,701	199,350	825,765	804,514
	859,521	840,881	3,682,448	3,365,968
Cost of sales
Building products	464,071	479,330	2,095,093	1,906,583
Construction services	166,220	165,465	678,139	663,870
	630,291	644,795	2,773,232	2,570,453
Gross profit	229,230	196,086	909,216	795,515

Selling, general and administrative expenses	174,037	154,676	680,273	619,546
Depreciation expense	10,304	10,467	39,627	43,022
Amortization expense	3,752	4,056	15,015	16,003
Merger and integration costs	371	1,997	3,998	15,336
Impairment of assets	—	—	—	435
	188,464	171,196	738,913	694,342
Income from operations	40,766	24,890	170,303	101,173
Other income (expense)
Interest expense	(6,119)	(6,076)	(24,035)	(25,036)
Other income, net	2,816	3,324	10,646	5,690
Income before income taxes	37,463	22,138	156,914	81,827
Income tax expense	9,347	4,496	37,176	24,402
Net income	$28,116	$17,642	$119,738	$57,425

Weighted average common shares outstanding
Basic	67,354	67,020	67,273	66,900
Diluted	67,764	67,589	67,748	67,404

Net income per common share
Basic	$0.42	$0.26	$1.78	$0.86
Diluted	$0.41	$0.26	$1.77	$0.85

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2018	December 31, 2017
(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$150,723	$11,750
Accounts receivable, net of allowances	298,440	322,892
Inventories, net	309,279	309,060
Contract assets	32,348	—
Costs in excess of billings on uncompleted contracts	—	28,738
Income taxes receivable	—	3,748
Prepaid expenses and other current assets	56,249	57,949
Total current assets	847,039	734,137
Property and equipment, net of accumulated depreciation	294,327	295,820
Customer relationship intangible assets, net of accumulated amortization	158,563	166,306
Other intangible assets, net of accumulated amortization	325	1,306
Goodwill	262,997	261,792
Other long-term assets	12,860	13,989
Total assets	$1,576,111	$1,473,350
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$123,495	$174,583
Accrued expenses and other liabilities	110,276	96,262
Contract liabilities	34,888	—
Billings in excess of costs on uncompleted contracts	—	18,428
Income taxes payable	902	—
Interest payable	4,759	4,769
Current portion:
Long-term debt and capital lease obligations	6,661	7,739
Insurance reserves	15,198	13,496
Total current liabilities	296,179	315,277
Insurance reserves	41,270	38,470
Long-term debt	345,197	349,059
Long-term portion of capital lease obligations	8,845	14,838
Deferred income taxes	3,034	1,768
Other long-term liabilities	6,927	7,039
Total liabilities	701,452	726,451
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at December 31, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 67.7 million and 67.3 million shares issued, and 67.2 million and 67.1 million outstanding at December 31, 2018 and December 31, 2017, respectively	677	673
Additional paid-in capital	672,095	659,440
Retained earnings	210,345	90,607
Treasury stock, at cost, 0.5 million and 0.2 million shares at December 31, 2018 and December 31, 2017, respectively	(8,458)	(3,821)
Total stockholders' equity	874,659	746,899
Total liabilities and stockholders' equity	$1,576,111	$1,473,350

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$119,738	$57,425
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	50,373	53,214
Amortization of intangible assets	15,015	16,003
Amortization of debt issuance costs	1,684	1,684
Deferred income taxes	1,266	2,318
Non-cash stock compensation expense	11,315	6,769
Gain on sale of property, equipment and real estate	(3,321)	(1,683)
Gain on insurance proceeds	—	(1,991)
Impairment of assets	—	435
Other non-cash adjustments	613	552
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	16,078	(3,252)
Inventories, net	3,257	(32,297)
Contract assets	5,565	—
Costs in excess of billings on uncompleted contracts	—	(2,364)
Income taxes payable/receivable	4,650	(1,311)
Prepaid expenses and other current assets	2,588	(13,191)
Other long-term assets	(69)	3,458
Accounts payable	(51,348)	3,477
Accrued expenses and other liabilities	19,066	5,417
Contract liabilities	8,609	—
Billings in excess of costs on uncompleted contracts	—	2,737
Insurance reserves	4,502	(3,239)
Other long-term liabilities	444	(227)
Net cash provided by operating activities	210,025	93,934
Cash flows from investing activities
Purchases of property, equipment and real estate	(55,174)	(63,278)
Purchases of businesses, net of cash acquired	(20,970)	(38,438)
Proceeds from sale of property and equipment	11,432	13,445
Proceeds from sale of business	7,773	—
Insurance proceeds	1,991	—
Net cash used in investing activities	(54,948)	(88,271)

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(in thousands)	2018	2017
Cash flows from financing activities
Proceeds from revolving line of credit	854,946	995,306
Repayments of proceeds from revolving line of credit	(859,408)	(990,844)
Payments on capital lease obligations	(7,759)	(9,926)
Principal payments on other notes	(336)	(2,627)
Secured borrowings	431	2,880
Proceeds from exercise of stock options	1,327	3,396
Repurchases of common stock under share repurchase program	(2,891)	—
Repurchases of common stock related to equity award activity	(2,044)	(977)
Holdback payments	(370)	—
Payments of debt issuance costs	—	(38)
Net cash used in financing activities	(16,104)	(2,830)
Net increase in cash and cash equivalents	138,973	2,833
Cash and cash equivalents
Beginning of period	11,750	8,917
End of period	$150,723	$11,750

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended December 31, 2018		Three Months Ended December 31, 2017
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$151,740	17.7%	$129,237	15.4%	17.4%
Lumber & lumber sheet goods	272,986	31.8%	284,585	33.8%	(4.1)%
Millwork, doors & windows	234,366	27.3%	229,823	27.3%	2.0%
Other building products & services	200,429	23.2%	197,236	23.5%	1.6%
Total net sales	$859,521	100.0%	$840,881	100.0%	2.2%

	Year Ended December 31, 2018		Year Ended December 31, 2017
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$622,105	16.9%	$522,619	15.5%	19.0%
Lumber & lumber sheet goods	1,286,481	34.9%	1,114,219	33.1%	15.5%
Millwork, doors & windows	964,684	26.2%	907,377	27.0%	6.3%
Other building products & services	809,178	22.0%	821,753	24.4%	(1.5)%
Total net sales	$3,682,448	100.0%	$3,365,968	100.0%	9.4%

Net Sales by Customer Type
(unaudited)

	Three Months Ended December 31, 2018		Three Months Ended December 31, 2017 (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$650,316	75.7%	$642,533	76.4%	1.2%
Remodeling contractors	99,646	11.6%	100,737	12.0%	(1.1)%
Multi-family, commercial & other contractors	109,559	12.7%	97,611	11.6%	12.2%
Total net sales	$859,521	100.0%	$840,881	100.0%	2.2%

	Year Ended December 31, 2018 (a)		Year Ended December 31, 2017 (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$2,814,100	76.4%	$2,526,837	75.1%	11.4%
Remodeling contractors	427,346	11.6%	380,460	11.3%	12.3%
Multi-family, commercial & other contractors	441,002	12.0%	458,671	13.6%	(3.9)%
Total net sales	$3,682,448	100.0%	$3,365,968	100.0%	9.4%
(a) Certain previously reported amounts for interim periods during the year ended December 31, 2018 and for the three months and year ended December 31, 2017 were revised in the tables above.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income plus interest expense, interest income, income tax expense, depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs and other items.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•	Adjusted net income is defined as net income plus merger and integration costs, non-cash stock compensation expense, acquisition costs, other items and after tax effecting those items.

•	Adjusted net income per diluted share is defined as Adjusted net income divided by diluted weighted average shares.
Company management uses Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2018	2017	2018	2017
Net income	$28,116	$17,642	$119,738	$57,425
Interest expense	6,119	6,076	24,035	25,036
Interest income	(641)	—	(758)	—
Income tax expense	9,347	4,496	37,176	24,402
Depreciation and amortization	16,828	17,221	65,388	69,217
Merger and integration costs	371	1,997	3,998	15,336
Non-cash stock compensation expense	3,089	2,018	11,315	6,769
Acquisition costs (a)	1,562	107	1,829	424
Sale of Coleman Floor (b)	656	—	656	—
Other items (c)	55	(1,991)	2,502	1,394
Adjusted EBITDA	$65,502	$47,566	$265,879	$200,003
Adjusted EBITDA margin	7.6%	5.7%	7.2%	5.9%

Net income	$28,116	$17,642	$119,738	$57,425
Merger and integration costs	371	1,997	3,998	15,336
Non-cash stock compensation expense	3,089	2,018	11,315	6,769
Acquisition costs (a)	1,562	107	1,829	424
Sale of Coleman Floor (b)	656	—	656	—
Other items (c)	55	(1,991)	2,502	1,394
Tax effect of adjustments to net income (d)	(1,340)	(817)	(4,783)	(8,737)
Adjustments for the 2017 Tax Act (e)	(204)	(3,622)	(507)	(3,622)
Adjusted net income	$32,305	$15,334	$134,748	$68,989

Diluted weighted average shares	67,764	67,589	67,748	67,404
Adjusted net income per diluted weighted average share	$0.48	$0.23	$1.99	$1.02

(a)
For the three months and years ended December 31, 2018 and 2017, represents costs incurred related to the acquisitions of Barefoot and Company, Locust Lumber, W.E. Shone Co. (“Shone Lumber”), Code Plus Components, LLC and Texas Plywood and Lumber Company, Inc. For the three months and year ended December 31, 2018, the amount also includes costs incurred related to the conversion of the ERP system utilized by Shone Lumber.

(b)	Represents the loss on sale of Coleman Floor as well as other expenses related to the disposition.
(c)
For the three months and year ended December 31, 2018, represents costs incurred in connection with the departure of the Company’s former chief executive officer and the search for and appointment of his permanent replacement. For the three months ended December 31, 2017, represents income related to the final settlement of insurance claims made by the Company for a fire at one of the Company's facilities during 2015 of $2.0 million (the “Insurance Income”). For the year ended December 31, 2017, represents asset impairment charges related to real estate held for sale and expense incurred related to pending litigation, net of the Insurance Income.

(d)
The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 23.4%, 38.3%, 23.6% and 37.4% for the three months ended December 31, 2018 and 2017 and the years ended December 31, 2018 and 2017, respectively. The tax effect of adjustments to net income excludes the initial and measurement period adjustments to the Company’s accounting for the 2017 Tax Act for the three months and years ended December 31, 2018 and 2017 and non-deductible Merger and integration costs of $0.5 million for the year ended December 31, 2017.

(e)	Represents the initial and measurement period adjustments for the Company’s accounting for the 2017 Tax Act.